Exhibit 10.2

CONFIRMATION

August 11, 2015

To:                                               American Equity Investment Life Holding Company

6000 Westown Parkway

West Des Moines, IA 50266

From:                                 Royal Bank of Canada

Dear Sirs and Madams,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (this “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of this Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

1.                                      The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “2002 Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the 2002 Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of this Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law and Second Method and Loss as applying to this Transaction for purposes of Section 6(e) of the Agreement). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than this Transaction to which this Confirmation relates shall be governed by the Agreement.  The parties also acknowledge that this Transaction to which this Confirmation relates is not governed by, and shall not be treated as a Transaction under, any other ISDA. The parties For purposes of the 2002 Definitions, this Transaction is a Share Forward Transaction.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Royal Bank of Canada

Party B:	American Equity Investment Life Holding Company

Trade Date:	August 11, 2015

Effective Date:	August 12, 2015

Number of Shares:	Initially, 1,290,000 Shares, subject to reduction by the number of Settlement Shares for each settlement of this Transaction.

Maturity Date:

The earlier to occur of (i) August 11, 2016 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day) and (ii) the date on which the Number of Shares is reduced to zero.

Forward Price:

On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day (the resulting product being the “Accreted Forward Price”); provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Accreted Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD $24.303125 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 365.

USD-Federal Funds Rate:

For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the Calculation Agent shall determine the rate in a commercially reasonable manner from any publicly available source (including any Federal Reserve Bank).

Spread:	0.25%

Forward Price Reduction Dates:	As set forth in Schedule I.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common Stock, $1 par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “AEL”).

Prepayment:	Not applicable.

Variable Obligation:	Not applicable.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	DTC.

Calculation Agent:

Party A. Whenever Party A, in its capacity as the Calculation Agent or otherwise, is required to act or to exercise judgment in any way with respect to any Transaction hereunder, including, without limitation, with respect to calculations, adjustments and determinations that are made in its sole discretion or otherwise, it will do so in good faith and in a commercially reasonable manner. In the event that Party A, in its capacity as the Calculation Agent or otherwise, makes any calculations, adjustments or determinations pursuant to this Confirmation, the Agreement or the Equity Definitions, it shall promptly provide an explanation in reasonable detail of the basis for and determination of any determinations or calculations if requested by Party B (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing any proprietary models or other information of Party A that is subject to contractual, legal or regulatory obligations to not disclose such information).

Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the sole Defaulting Party, Party B shall have the right to select a leading dealer in the market for U.S. corporate equity derivatives to replace Party A as Calculation Agent, subject to Party A’s consent to the identity of the replacement Calculation Agent (which consent shall not be unreasonably withheld or delayed), and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Settlement Terms:

Settlement:	This Transaction may be settled in part or in whole on one or more Settlement Dates as set forth below.

Settlement Date:

(a) Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, (i) as designated by Party A pursuant to “Termination Settlement” below or (ii) as designated by Party B in a written notice (a “Settlement Notice”) that is delivered to Party A no later than 10:00 a.m. (New York City time) on the Scheduled Trading Day that is at least (y) three Scheduled Trading Days prior to such Settlement Date if Physical Settlement applies, and (z) 100 Scheduled Trading Days prior to such Settlement Date if Cash Settlement or Net Share Settlement applies, and (b) the Maturity Date if the Number of Shares as of such date has not been reduced to zero pursuant to earlier settlements of this Transaction; provided that (w) if Physical Settlement applies and a Settlement Date specified above (including a Settlement Date occurring on the Maturity Date) is not a Clearance System Business Day, the Settlement Date shall be the next following Clearance System Business Day, (x) Party B may not designate a Settlement Date hereunder to which Cash Settlement or Net Share Settlement applies if the related Unwind Period would overlap in any respect with any other Unwind Period hereunder or any Unwind Period under any other Share Forward Transaction between the parties, (y) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A shall notify Party B in writing (which, for the avoidance of doubt, may be in the form of an e-mail) of such date, and the Settlement Date shall be accelerated to a date that is one Settlement Cycle immediately following such date, and (z) if Cash Settlement or Net Share Settlement applies, and the related Unwind Period is extended due to the occurrence of a Disrupted Date, the Settlement Date shall be postponed to a date that is one Settlement Cycle immediately following the last day of such Unwind Period.

Settlement Shares:

With respect to any Settlement Date, a number of Shares, not to exceed the Number of Shares, (a) designated as such by Party B in the related Settlement Notice or (b) designated by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Number of Shares on such date.

Settlement Method:

(a) In connection with any Settlement Date designated by Party A, Physical Settlement, and (b) in connection with any Settlement Date designated by Party B, Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice; provided that if Party B elects Cash Settlement or Net Share Settlement, such election shall not be effective unless Party B has included in such Settlement Notice and repeated and reaffirmed as of the date of such Settlement Notice Party B’s representations, warrants, agreements contained in Sections 3(e) and 3(j) of this Confirmation; provided further that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its judgment, to unwind its hedge by the end of the relevant Unwind Period (after giving effect to any permitted extension under “Unwind

Period” below), (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”) or (iv) if the Maturity Date is a Settlement Date, in respect of such Settlement Date.

Unwind Period:

Each Scheduled Trading Day during the period from and including the first Scheduled Trading Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date; subject to “Settlement Date” above and “Termination Settlement” below.  If any Scheduled Trading Day during an Unwind Period is a Disrupted Day, the Calculation Agent may extend the Unwind Period by one Scheduled Trading Day, but by no more than ten Scheduled Trading Days in the aggregate for any Unwind Period.

Market Disruption Event:

Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “, or (iv) a Liquidity Event; in each case that the Calculation Agent determines is material”

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Party A, in its good faith commercially reasonable discretion based on the advice of counsel, determines makes it advisable with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Party A), that apply generally to all transactions of a nature and kind similar to this Transaction, for it to refrain from or decrease any unwind activity during the Unwind Period on any Scheduled Trading Day, may by written notice to Party B be deemed by Party A to be a Market Disruption Event, which has occurred and will be continuing on such Scheduled

Trading Day.

Liquidity Event:

A “Liquidity Event” shall occur if Party A determines on any day that the trading volume or liquidity of trading in the Shares is materially reduced from the average daily trading volume of the Shares for the thirty consecutive Exchange Business Days ending on but excluding the Trade Date.

Unwind Activities:

During each Unwind Period, Party A (or its agent or affiliate) may purchase Shares with respect to its hedge of this Transaction. Subject to its obligations under Section 3(g) of this Confirmation, the times, prices and quantities at which Party A (or its agent or affiliate) purchases any Shares during any Unwind Period and the manner in which such purchases are effected shall be at Party A’s sole discretion (it being understood that Party A may exercise such discretion after considering whether and in what quantity or manner purchasing Shares would be permitted or appropriate under applicable securities laws).

Physical Settlement:

On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Cash Amount for such Settlement Date, on a delivery versus payment basis.  If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then for the avoidance of doubt the portion of the Physical Settlement Cash Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Cash Amount:

For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date (but calculated using an Accreted Forward Price determined as of the date immediately preceding the Settlement Date) and (ii) the number of Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B.  If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A.

Cash Settlement Amount:

For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the product of (i) (A) the volume weighted average (weighted based on the number of Settlement Shares with respect to which Party A or its affiliate unwinds its hedge position on each relevant day) of the Forward Prices (calculated on each day using the Accreted Forward Price for the date immediately preceding such day) for each day of the applicable Unwind Period, minus (B) the volume weighted average price (the “Unwind Purchase Price”) at which Party A or its affiliates purchases Shares during the Unwind Period to unwind its hedge with respect to the relevant Settlement Shares during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day), and (ii) the number of Settlement Shares for such Settlement Date.

Net Share Settlement:

On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Party A shall deliver a number of Shares to Party B equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Party B shall deliver to Party A the Net Share Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net

Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to the Cash Settlement Amount divided by the Unwind Purchase Price for the relevant Unwind Period.

Settlement Currency:	USD.

Failure to Deliver:	Applicable only if the Settlement Method is Net Share Settlement and the Cash Settlement Amount is a negative number.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Number of Shares, the Forward Price and any other variable relevant to the settlement or payment terms of this Transaction.

Additional Adjustment:

If, in Party A’s commercially reasonable judgment, the actual cost to Party A, over any one month period, of borrowing a number of Shares equal to the Number of Shares to hedge its exposure to this Transaction exceeds a weighted average rate equal to 25 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 25 basis points per annum during such period.  The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and shall provide reasonable details of its stock loan costs for the applicable one month period.

Agreement Regarding Dividends:

Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the

Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:

Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make a commercially reasonable adjustment pursuant to Calculation Agent Adjustment to any one or more of the Number of Shares, the Forward Price and only other variables relevant to the settlement or payment terms of this Transaction, which are considered an input into a fixed-for-fixed forward or option on equity shares.

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Calculation Agent Adjustment

(c) Share-for-Combined:	Calculation Agent Adjustment

Composition of Combined Consideration:	As reasonably determined by the Calculation Agent.

Nationalization, Insolvency or Delisting:

Subject to “Insolvency Filing” below, Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Party A.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the words “taxing authority)” in clause (A) thereof, adding the phrase “, in each case, the application of which directly or indirectly affects this Transaction or equity derivative transactions with substantially similar characteristics” and (iii) replacing the word “Shares” with “Hedge Positions” in clause (X) thereof.

The parties agree that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation

(including any action taken by a taxing authority, in each case, the application of which directly or indirectly affects this Transaction or equity derivative transactions with substantially similar characteristics), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Party A.

Determining Party:	For all applicable Additional Disruption Events, Party A.

Account Details:

Payments to Party A:	ABA: 021000021 JP Morgan Chase NY (CHASUS33) A/C Royal Bank of Canada, NY Branch (ROYCUS3X) A/C# 920-1-033363 FFC A/C Name: RBC US Transit FFC A/C #: 012692041499 Reference: AEL

Payments to Party B:	To be advised in a separate notice.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.                                      Other Provisions:

(a)                                 Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that Party B has delivered to Party A an opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement, (ii) all of the conditions set forth in Section 6 of the Underwriting Agreement dated the date hereof among Party B, RBC Capital Markets, LLC, in its capacity as agent for Party A, and RBC Capital Markets, LLC and J.P. Morgan Securities LLC, as Representatives of the several Underwriters, as such terms are defined in the Underwriting Agreement (the “Underwriting Agreement”) have been either satisfied or waived by Party A and the underwriters thereunder, (iii) the condition that the Underwriting Agreement has not been terminated pursuant to Section 6 thereof, (iv) the condition that no Extraordinary Event, Termination Event, Event of Default or Potential Event of Default has occurred, and (v) the condition that neither of the following has occurred (A) Party A is unable to borrow and deliver for sale a number of Shares equal to the Number of Shares, or (B) in Party A’s commercially reasonable judgment either it is impracticable to do so or Party A would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so (in which event this Confirmation shall be effective but the Number of Shares for this Transaction shall be the number of Shares Party A is required to deliver in accordance with Section 1(b) of the Underwriting Agreement).

(b)           Interpretive Letter:

Party A and Party B each acknowledges and agrees that this Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the U.S. Securities and Exchange Commission (“SEC”) to Goldman, Sachs & Co. (the “Interpretive Letter”) and Party B represents to Party A that, with respect to the foregoing, Party B has filed a registration statement on Form S-3 with respect to the “maximum number of shares” (as such term is described in the Interpretive Letter) and appropriate undertakings under Rule 415 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), including, but not limited to, Rule 415(a)(4). In addition, Party B represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)           Underwriting Agreement Representations, Warranties and Covenants:

On the Trade Date and on each date on which Party A or its affiliates delivers a prospectus supplement in connection with a sale to hedge this Transaction, Party B repeats and reaffirms as of such date all of the representations and warranties contained in Section 3(a)(v) of the Underwriting Agreement.  Party B hereby agrees to comply with its covenants contained in Section 4(g) of the Underwriting Agreement as if such covenants were made in favor of Party A.

(d)           Representations, Warranties and Agreements of Party B:

Party B hereby represents and warrants to Party A as of the date hereof and as of the Effective Date, and agrees with Party A, that:

(i)            Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (iii) is entering into this Transaction for a bona fide business purpose.

(ii)           Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

(iii)          No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act, and (ii) as may be required to be obtained under state securities laws.

(iv)          All Shares, when issued and delivered in accordance with the terms of this Transaction, shall be newly issued (unless mutually agreed otherwise by the parties), will be duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(v)           Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of this Transaction as herein provided, the Maximum Number of Shares.  All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(vi)          Party B shall provide Party A at least 10 days’ written notice (an “Issuer Repurchase Notice”) prior to executing any new authorization for repurchase of Shares by Party B or any of its subsidiaries, whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), and prior to executing (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares) any Issuer Repurchase that alone or in the aggregate would result in the Number of Shares Percentage (as defined below) being (i) equal to or greater than 8.0% of the outstanding Shares or (ii) greater by 0.5% or more than the Number of Shares Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice regarding a repurchase of Shares, greater than the Number of Shares Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Number of Shares Percentage” as of any day is the fraction (1) the numerator of which is the Number of Shares plus the Number of Shares for any other Share Forward Transaction between the parties relating to the same Shares and (2) the denominator of which is the number of Shares outstanding on such day.

(vii)         Party B shall not make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Number of Shares Percentage would be equal to or greater than 8.0%.

(viii)        Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended).

(e)           Additional Representations, Warranties and Agreements of Party B:

Party B hereby represents and warrants to Party A as of the date hereof and as of the Effective Date, and agrees with Party A, that:

(i)            On the Trade Date and on any date that Party B notifies Party A that Cash Settlement or Net Share Settlement applies to this Transaction, (a) each of Party B’s filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (b) it has not directly or indirectly violated any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with this Transaction.  In addition to any other requirement set forth herein, Party B agrees not to designate any Settlement Date or elect Cash Settlement or Net Share Settlement if it has been advised by its own counsel or been notified by Party A that Party A has determined in its reasonable discretion based on the advice of counsel that settlement in respect of such date or such settlement election or Party A’s related market activity would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws.

(ii)           Party B shall, at least one day prior to the first day of any Unwind Period, notify Party A of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Party B or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of such Unwind Period and during the calendar week in which the first day of such Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iii)          During any Unwind Period, Party B shall (a) notify Party A prior to the opening of trading in the Shares on any day on which Party B makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Party B (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (b) promptly notify Party A following any such announcement that such announcement has been made, and (c) promptly deliver to Party A following the making of any such announcement information indicating (1) Party B’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (2) Party B’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction.  In addition, during any Unwind Period, Party B shall promptly notify Party A of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(iv)          Party B (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) shall not, without the prior written consent of Party A, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18 under the Exchange Act)) during any Unwind Period for this Transaction or for any other Share Forward Transactions between the parties, except through Party A (or its agent or affiliate) or in connection with its employee stock ownership plans. Party B agrees that neither it nor any of its affiliates shall take any action that would cause any purchases of Shares by Party (or its agent or affiliate) in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were effected by Party B.

(v)           Party B shall not engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vi)          Party B is not entering into this Confirmation or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(vii)         Counterparty is not and, after giving effect to the Transaction, will not be an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(viii)        Party B will as soon as practicable (x) upon obtaining knowledge of the occurrence of a Potential Adjustment Event (not giving effect to, solely for purposes of this Subsection (e)(viii)(x), clause (vii) of the definition of “Potential Adjustment Event” in the 2002 Definitions), an Extraordinary Event, an Event of Default or a Termination Event, in each case within Party B’s control, notify Party A of such knowledge, provided that Party B will, as soon as it is practicable and no later than the date it declares an Extraordinary Dividend, notify Party A of such declaration or (y) upon obtaining notification from a third-party of the occurrence of an Event of Default in respect of which Party B is a Defaulting Party, a Termination Event in respect of which Party B is an Affected Party, a Potential Adjustment Event or an Extraordinary Event, notify Party A of such notification; provided, however, that should Party B be in possession of Material Non-Public Information (as defined below) regarding itself or the Shares, Party B shall not communicate such Material Non-Public Information to Party A in connection with this Transaction.

(ix)          Party B will not be rendered insolvent as a result of this Transaction, and as of the date hereof, and as of any date on which Party B elects Cash Settlement or Net Share Settlement or makes payment to Party A in connection with any settlement hereunder, Party B is solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the business in which it engages.

(f)            Covenant of Party B:

Party B acknowledges and agrees that any Shares delivered by Party B to Party A on any Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) except where the provisions of Section 3(n) “Private Placement Procedures” below applied, registered under the Exchange Act, and, when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to this Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Party A or an affiliate of Party A. Accordingly, except where the provisions of Section 3(n) “Private Placement Procedures” below applied, Party B agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Party B represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(g)           Covenants of Party A:

(i)            Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open securities loans with respect to Shares.

(ii)           In connection with purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Party A shall use its good faith efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner so as not to on any single day purchase a number of Shares in excess of 20% of the average daily trading volume for the Shares during the twenty consecutive Exchange Business Days leading up to but excluding such day.

(h)           Additional covenants of Party A and Party B:

For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement:

(i)            Party A agrees to deliver a U.S. Internal Revenue Service Form W-8ECI (or any successor of such Form), completed accurately and in a manner reasonably acceptable to Party B and, in particular, with the “corporation” box checked on line 4 thereof. Such Form shall be delivered (1) upon execution of this Confirmation, (2) promptly upon reasonable demand by Party B, and (3) promptly upon learning that the information on any such previously delivered Form is inaccurate or incorrect.

(ii)           Party B agrees to deliver a U.S. Internal Revenue Service Form W-9 (or any successor of such Form), completed accurately and in a manner reasonably acceptable to Party A. Such Form shall be delivered (1) upon execution of this Confirmation, (2) promptly upon reasonable demand by Party A, and (3) promptly upon learning that the information on any such previously delivered Form is inaccurate or incorrect.

(iii)          Party A and Party B shall further deliver any other form or document, accurately completed and in a manner reasonably satisfactory to the other party, that may be required or reasonably requested in order to allow the other party to make a payment under this Confirmation, including any Credit Support Document, without any deduction or withholding for or on account of any Tax or with such deduction at a reduced rate. Such other form or document shall be delivered promptly upon the reasonable demand of such other party.

(i)            Representation and Agreement of the Parties:

Notwithstanding Section 9.11 of the 2002 Definitions, the parties acknowledge that any Shares delivered to Party B will be subject to restrictions and limitations arising from Party B’s status under applicable securities laws.

(j)            Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B and its officers and directors do not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B and any of its officers or directors shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any Trading Personnel (as defined below).  For purposes of this Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the SEC and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information. For purposes of this Transaction, “Trading Personnel” means any employee on the trading side of RBCCM, as defined below in “Matters Relating to Agent”.

(k)           Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the 2002 Definitions, upon any Insolvency Filing or other proceeding under the U.S. Bankruptcy Code (Title 11 of the United States Code) in respect of the Issuer, this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing or other proceeding), it being understood that this Transaction is a contract for the issuance of Shares by the Issuer.

(l)            Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(i)            Stock Borrow Events.  In the commercially reasonable judgment of Party A, (A) Party A (or an affiliate of Party A) is unable to hedge Party A’s exposure to this Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (B) Party A (or an affiliate of Party A) would incur a cost to borrow Shares to hedge its exposure to this Transaction that is greater than a rate equal to 200 basis points per annum (a “Stock Borrow Event”);

(ii)           Dividends and Other Distributions.  On any day occurring after the Trade Date and prior to the final settlement of this Transaction, Party B declares a distribution, issue or dividend to existing holders of the Shares (an “Extraordinary Dividend”) of (i) any cash dividend to the extent all cash dividends having an ex-dividend date during the period from and including the Trade Date to and including the Maturity Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of such period or periods on Schedule I (and, for the avoidance of doubt, the actual declaration date, as opposed to the ex-dividend date, of any cash dividend shall not be used for purposes of determining the appropriate period to which a Forward Price Reduction Amount relates), (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as determined by Party A;

(iii)          ISDA Termination.  Party A has the right to (a) designate an Early Termination Date as the result of an Event of Default or Termination Event or (b) terminate this Transactions and determine an amount payable as a result of an Extraordinary Event, in each such case the provisions set forth under “Termination Settlement” shall apply in lieu of Section 6 of the Agreement;

(iv)          Other ISDA Events.  The announcement of any event that if consummated, would result in an Extraordinary Event (and, for the avoidance of doubt, such event shall not constitute an “Extraordinary Event”); or

(v)           Ownership Event.  In the reasonable judgment of Party A, based on advice of counsel, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

For purposes of clause (v) above, the “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting (other than pursuant to the requirement to file a Schedule 13D under the Exchange Act) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under the Applicable Laws, as determined by Party A in its reasonable discretion, minus (y) 2.0% of the number of Shares outstanding.

(m)          Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Days’ notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder or, in the case of an Extraordinary Dividend, a Settlement Date shall be automatically deemed to occur on the date such Extraordinary Dividend was declared by Party B (in each case, a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date or, in the case of an Extraordinary Dividend, the Number of Shares as of the declaration date thereof; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

(n)           Private Placement Procedures:

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the SEC or its staff, or Party A otherwise determines that in its reasonable opinion any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A (“Private Placement Settlement”).

(o)          Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than 2,580,000 Shares (the “Maximum Number of Shares”) to Party A in the aggregate, subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date and to adjustment pursuant to the terms of this Confirmation and the 2002 Definitions in connection with a stock split.

(p)           Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A, any entity organized or sponsored by Party A or any third party, in each such case with a credit rating equal to or better than that of Party A without the prior written consent of Party B. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations.  Party A shall be discharged of its obligations to Party B to the extent of any such performance.

(q)           Matters Relating to Agent:

Party A has appointed, as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on Party A’s behalf, a business in privately negotiated transactions in options and other derivatives. Party B hereby is advised that Party A, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products.

(r)            Indemnity:

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party for the violation of federal or state securities laws and which arise out of, are in connection with, or relate to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby and Party B will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any such loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s gross negligence or willful misconduct.  The aforementioned indemnity shall be subject to, and not in addition to, the indemnity provided in the Underwriting Agreement, and where applicable the indemnity provisions of the Underwriting Agreement will govern.

(s)            Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.             The Agreement is further supplemented by the following provisions:

(a)           No Collateral:

Notwithstanding any other agreement between the parties to the contrary, the obligations of Party B under this Transaction are not secured by any collateral.

Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

(b)           Netting and Set-off:

Except with respect to obligations under Equity Contracts, obligations under this Transaction shall not be set-off or netted against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set-off or netted against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, except with respect to obligations under Equity Contracts, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement. For purposes of this provision, “Equity Contract” means any transaction or instrument that does not convey to Party A rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Party B’s bankruptcy, and is classified as equity under U.S. GAAP on Party B’s financial statements.

(c)           Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of this Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815, Derivatives and Hedging as in effect on the Trade Date (including, without limitation, where Party B so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement).

(d)           Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than this Transaction.

(e)           Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be obligated to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise), to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Party A’s ultimate parent entity would directly or indirectly “beneficially own” (as such term is defined under Section 13 and Section 16 of the Exchange Act and rule promulgated thereunder) (“beneficially own”) at any time on the relevant date in excess of 8.0% of the outstanding Shares or (iii) Party A and each person subject to aggregation of Shares with Party A under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own in excess of 8.0% of the then outstanding Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) Party A’s ultimate parent entity would directly or indirectly beneficially own in excess of 8.0% of the outstanding Shares or (iii) Party A Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery (versus payment) as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) Party A’s ultimate parent entity would not directly or indirectly beneficially own in excess of 8.0% of the outstanding Shares and (iii) Party A Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

(f)            Addresses for Notices:

For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

For Purposes of Giving Notice:

Address:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281

Attention:	ECM
Email:	RBCECMCorporateEquityLinkedDocumentation@rbc.com

For Trade Affirmations and Settlements:

Address:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281

Attention:	Back Office
Email:	geda@rbccm.com

For Trade Confirmations:

Address:	RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street
New York, NY 10281

Attention:	Structured Derivatives Documentation
Email:	seddoc@rbccm.com

Address for notices or communications to Party B:

Address:	American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, IA 50266

Attention: Ted Johnson, Chief Financial Officer
Telephone No.: 515-457-1980
Facsimile No.: 515-440-2715
Email: tjohnson@american-equity.com

(g)           Waiver of Right to Trial by Jury:

Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

(h)           Severability, Illegality:

If compliance by either party with any provision of this Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of this Transaction shall not be invalidated, but shall remain in full force and effect.

[Remainder of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

RBC CAPITAL MARKETS, LLC, as agent for Royal Bank of Canada

By:	/s/ Dawn T. Laabs
	Name:	Dawn T. Laabs
	Title:	Director

Confirmed as of the date first written above:

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Executive Officer and President

Signature Page to the Forward Confirmation

ANNEX A

PRIVATE PLACEMENT PROCEDURES

1.             If Private Placement Settlement applies, then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  In the Private Placement Settlement of such Restricted Shares, Party B shall use its commercially reasonable best efforts in including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A.  In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable; provided that in no event will Party B be required to deliver to Party A a number in excess of the number specified in “Maximum Share Delivery” above minus the aggregate number of Shares delivered by Party B to Party A under this Transaction prior to such date of delivery .

2.             If Party B delivers any Restricted Shares in respect of this Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such affiliate of Party A) to Party B or such transfer agent

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of seller’s and broker’s representation letters customarily delivered by Party A or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such affiliate of Party A).

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